UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      March 17, 2005

CT COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	0-19179	56-1837282
(State or other	(Commission	(IRS Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

1000 PROGRESS PLACE NE
P.O. BOX 227
CONCORD, NORTH CAROLINA	28026-0227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 722-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in Note 16 (Income Taxes) to the Consolidated Financial Statements of CT Communications, Inc. (the “Company”) set forth in its Annual Report on Form 10-K for the year ended December 31, 2003, and in the Company’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2004, the Company received income tax assessments from the North Carolina Department of Revenue in October 2003 related to certain tax returns filed for the years ended December 31, 1998, 1999 and 2000. The assessments covered a number of issues, including the appropriate state tax treatment of the Company’s (a) gain on the sale of a partnership in 2000, and (b) income from certain Massachusetts entities that have managed the Company’s investment portfolio since 1998. Because the Company’s Massachusetts entities operated and earned income during the period 2001 through 2003, the State of North Carolina also sought to recover state taxes allegedly due on income during those periods. The Company maintained, and continues to maintain, that it fully complied with all tax laws, and paid all required state and federal taxes for the periods in question.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2005, the Company reached a tentative agreement on January 31, 2005 with the State of North Carolina and advanced a payment of $4.5 million to settle all matters relating to the tax assessment, tax relating to the Massachusetts entities from 2001 through 2003 and certain other tax matters.

On March 17, 2005, the Company received an executed copy of the Resolution Agreement from the State of North Carolina, finalizing and resolving all tax assessment matters described above. A copy of the Resolution Agreement is attached to this Current Report as Exhibit 10 and is hereby incorporated by reference.

ITEM 9.01. Financial Statements and Exhibits.

(c)      Exhibits.

     10      Resolution Agreement, between CT Communications, Inc. and North Carolina Department of Revenue.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CT COMMUNICATIONS, INC.
(Registrant)

Date: March 23, 2005	By:	/s/ Ronald A. Marino
Ronald A. Marino
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10	Resolution Agreement, between CT Communications, Inc. and North Carolina Department of Revenue.